Exhibit for 77C

Submission of Matters to a Vote of Shreaholders

The Joint Annual Meeting of Shareholders of the
Common Shares of Macquarie/First Trust Global
Infrastructure/Utilities Dividend & Income Fund,
Energy Income and Growth Fund, First Trust
Enhanced Equity Income Fund, First
Trust/Aberdeen Global Opportunity Income Fund,
First Trust/FIDAC Mortgage Income Fund, First
Trust Strategic High Income Fund, First Trust
Strategic High Income Fund II, First
Trust/Aberdeen Emerging Opportunity Fund, First
Trust Strategic High Income Fund III, First
Trust Specialty Finance and Financial
Opportunities Fund and First Trust Active
Dividend Income Fund was held on April 14, 2010.
At the Annual Meeting, Trustees James A. Bowen and Niel B. Nielson were elected by the Common
Shareholders of the First Trust Strategic High
Income Fund III as Class III Trustees for a three-year term expiring at the Fund's annual meeting of shareholders in 2013. The number of votes cast in favor of Mr. Bowen was 7,377,484, the number of votes against was 321,146 and the number of abstentions was 1,457,552. The number of votes cast in favor of Mr. Nielson was 7,371,492, the number of votes against was 327,138 and the number of abstentions was 1,457,552. Richard E. Erickson, Thomas R. Kadlec and Robert F. Keith are the other current and continuing Trustees.